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EXHIBIT 5.1

                             RONALD N. VANCE, P.C.
                                Attorney at Law
                               57 West 200 South
                                   Suite 310
                           Salt Lake City, Utah 84101

                               September 16, 1999

William D. Yotty, President
PayStar Communications Corporation
1110 West Kettleman Lane, Suite 48
Lodi, CA  95240

     Re:  Registration Statement on Form SB-2

Dear Mr. Yotty:

     You have requested my opinion as to whether or not the securities to be issued by PayStar Communications Corporation (the "Company") in the above-referenced registration statement will be legally issued and, when issued, will be fully paid and non-assessable shares of the Company. In connection with this engagement I have examined the form of the registration statement to be filed by the Company; the Articles of Incorporation of the Company; the By-laws of the Company currently in effect; and the minutes of the Company relating to the registration statement and the issuance of the shares of preferred stock by the Company.

     Based upon the above-referenced examination, I am of the opinion that pursuant to the corporate laws of the State of Nevada, the shares of preferred stock to be issued by the Company and to be registered pursuant to said registration statement will be legally issued and, when issued, will be fully paid and non-assessable. I am also of the opinion that the shares of common stock to be issued upon the conversion, if any, of the preferred stock will be legally issued and, when issued, will be fully paid and non-assessable.

     I hereby consent to being named in the registration statement as having rendered the foregoing opinion and as having represented the Company in connection with the registration statement.

                                   Sincerely,

                                   /s/ Ronald N. Vance